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                                                                    EXHIBIT 99.1

               BENTON OIL AND GAS COMPANY ANNOUNCES EXCHANGE OFFER

         CARPINTERIA, CA - May 25, 2001 - Benton Oil and Gas Company (NYSE: BNO) today announced it has offered to exchange units for any and all of its outstanding 11 5/8% senior notes due 2003 that are held by qualified institutional buyers and institutional accredited investors. The units consist of $108 million aggregate principal amount of Benton's 13 1/8% senior notes due 2007 and warrants to purchase up to an aggregate of 870,480 shares of its common stock. The principal purpose of the exchange offer is to effectively reschedule the maturity of the senior notes due May 2003 to December 2007. The securities offered will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act.

         The exchange offer is conditioned upon, among other things, holders of not less than a majority in aggregate outstanding principal amount of the 11 5/8% senior notes consenting to certain proposed amendments to the indenture governing the notes and at least 80% in aggregate outstanding principal amount of the notes being validly tendered. The exchange offer is also conditioned upon consummation of the Company's solicitation of consents from holders of its 9 3/8% senior notes due 2007 to amend the indenture governing those notes to allow Arctic Gas Company, a nonconsolidated subsidiary of Benton, to incur additional indebtedness. The amendments require the approval of holders of not less than a majority in aggregate principal amount of the 9 3/8% senior notes. The consent solicitation for the 9 3/8% senior notes is conditioned upon, among other things, consummation of the exchange offer and the consent solicitation for the 11 5/8% senior notes.

Contact:

Benton Oil and Gas Company
Steven W. Tholen
Senior Vice President, Chief Financial Officer
805.566.1688

This press release may contain "Forward-Looking Statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release may constitute forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from the Company's expectations due to changes in operating performance, project schedules, oil and gas demands and prices, and other technical and economic factors.